Exhibit 99.1

Filed by ARYA Sciences Acquisition Corp III
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: ARYA Sciences Acquisition Corp III
Commission File No. 001-39434

   Nautilus Biotechnology Confidential – Do Not Distribute  EmployeeOption Presentation  April 7, 2021

   2  This presentation is not intended as tax advice. Any reference to tax treatment in this presentation is general and necessarily incomplete.Please consult your personal tax advisor.  Nautilus Biotechnology Confidential – Do Not Distribute

 Nautilus Biotechnology Confidential – Do Not Distribute  3  Forward-Looking StatementsThis communication contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated timing and benefits of the merger (the “Transaction”) with ARYA Sciences Acquisition Corp III (“Arya III”). The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect”, “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on Nautilus’ current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of Nautilus) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction on the expected timeline or at all; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed Transaction. Except as required by law, Arya III and Nautilus do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. Additional InformationA full description of the terms of the transaction is provided in the registration statement on Form S-4 (File No. 333-254796) filed with the SEC by Arya III that includes a prospectus with respect to the combined company’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of Arya III to vote on the business combination. Arya III and Nautilus urge their investors, shareholders and other interested persons to read the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents contain important information about Arya III, Nautilus Biotechnology and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of Arya III as of a record date to be established for voting on the proposed business combination. Once available, shareholders of Arya III will also be able to obtain a copy of the S-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: ARYA Sciences Acquisition Corp III, 51 Astor Place, 10th Floor, New York, New York 10003, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).Participants in the SolicitationArya III and Nautilus Biotechnology and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of Arya III is set forth in Arya III’s final prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) on August 10, 2020 and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: ARYA Sciences Acquisition Corp III, 51 Astor Place, 10th Floor, New York, New York 10003, Attn: Secretary. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Arya III shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.Non-SolicitationThis communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Arya III, the combined company or Nautilus Biotechnology, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

 4  What We Will Cover  GLOSSARY OF TERMS  WHAT HAPPENS TO OPTIONS IN THE MERGER?  HOW MANY OPTIONS WILL I GET IN THE “NEW” NAUTILUS?  EXAMPLE  FREQUENTLY ASKED QUESTIONS  NEXT STEPS  Nautilus Biotechnology Confidential – Do Not Distribute

 5  Stock Option: the right to buy a specific number of shares of company stock at a pre-set price for a pre-set period of timeShares: a share of stock is a unit of ownership in a company. Investors who hold shares of a company are known as shareholdersStrike Price: the pre-set price that must be paid to exercise a stock option and buy the underlying share of stockMerger: the business combination between ARYA III and Nautilus, in which your options in Nautilus will become options to buy shares of “new” Nautilus, which will be a public company  Glossary of Terms  Nautilus Biotechnology Confidential – Do Not Distribute

 6  What Happens to Options in the Merger?  All vested options will automatically become vested options in “new” NautilusAll unvested options will automatically become unvested options in “new” NautilusThis automatic “rollover” of old options into new options generally is not taxableNo changes to vesting schedules and expiration dates  Nautilus Biotechnology Confidential – Do Not Distribute

# How Many Options Will I Get in "New" Nautilus?

- Your old options will be rolled over into options in "new" Nautilus
- The math is similar to the math that governs the exchange of old Nautilus shares for "new" Nautilus shares in the merger
- Your "new" options are intended to approximate the same value that you have in your old options, calculated using the same ratio that applies to Nautilus shares
  - Some differences may result due to rounding
- That ratio will be approximately 3.6275 "new" Nautilus shares subject to the "new" Nautilus options for each old Nautilus share subject to your old Nautilus option, with any fractional share rounded down to the nearest whole share under each option award
- To approximate the same value as your old options, your old strike price per share will then be divided by approximately 3.6275, rounded up to the nearest whole cent. The result is the aggregate strike price of all your old options generally will approximate the aggregate strike price of all your "new" options
- While 3.6275 is approximate, the actual ratio is not expected to change much. It's based on the actual number of outstanding shares plus vested options on the closing date of the merger

Nautilus Biotechnology Confidential – Do Not Distribute

nautilus biotechnology

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Nautilus Biotechnology Confidential – Do Not Distribute  8  Options Example - Strike Price $20.00  My Stock Options @ $[20.00?]  Old Options  Conversion  New Options (1)  Options  1000  x 3.6275  3,627  Strike Price  $20.00  ÷ 3.6275  $5.52  Total Option Strike Price  $20,000    $20,021  (1) The number of shares subject to the new options will be rounded down to the nearest whole share, and the strike price will be rounded up to the nearest cent

 9  Shares (including shares you buy when you exercise options) cannot be traded until the lockup period ends, which is 180 days after the merger closesWe intend to adopt a public company insider trading policy in connection with the merger closing, which will include blackout periods, and any trade with respect to “new” Nautilus shares will be subject to that policy and any other applicable legal rulesThis is all still contingent upon the merger closing!  Reminders  Nautilus Biotechnology Confidential – Do Not Distribute

     Nautilus Biotechnology Confidential – Do Not Distribute  10  Frequently Asked Questions  Q: Can I exercise my stock options now?A: Yes, if you would like to do so, to the extent your stock options are vested. However, in order to exercise your options, you must pay the strike price in cash, plus any applicable tax withholdings (which will generally apply to non-qualified options).Q: Will I have a tax obligation when my old options roll over into “new” Nautilus options?A: The rollover generally will not be a taxable event.

     Nautilus Biotechnology Confidential – Do Not Distribute  11  Frequently Asked Questions  Q: What vesting terms will apply to my “new” Nautilus options?A: All vesting terms and conditions remain the same and your options will remain subject to the plan and award agreement under which the option was granted, but with the adjustments to the shares and strike price discussed earlier. Q: Can I share this math with a financial or tax advisor?A: Yes. If you have any questions with respect to the financial or tax implications of your “new’’ Nautilus options, please consult your financial or tax advisor.

 12  Stay focused, deliver on our goalsAwait the close of the transactionDo NOT trade ARYA stockAs much as possible, we will update you along the way, including Lunch & LearnsWe are arranging educational sessions with outside financial consultants to support your planning  Next Steps  Nautilus Biotechnology Confidential – Do Not Distribute

   Thank You  Nautilus Biotechnology Confidential – Do Not Distribute